EXHIBIT 4.27

NOTE AND PREFERRED STOCK PURCHASE AGREEMENT

DATED APRIL       , 2002

AMONG

EPICEDGE, INC.,

EDGEWATER PRIVATE EQUITY FUND III, L.P.

AND

CERTAIN OTHER PARTIES NAMED HEREIN

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS
1.1	Certain Definitions

SECTION 2.	PURCHASE OF INVESTOR PREFERRED STOCK AND THE NOTES
2.1	Authorization of the Preferred Stock
2.2	Purchase and Sale of each of the Investor Preferred Stock and the Notes
2.3	Use of Purchase Price Loans
2.4	The Closing
2.5	Loan Term; Interest; Repayment; Prepayment
2.6	Secured Obligation
2.7	Conversion
2.8	Satisfaction in Full

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1	Organization and Qualification
3.2	Corporate Power
3.3	Subsidiaries and Investments
3.4	Authorization, Governmental Approvals
3.5	Capital Stock
3.6	Conflict with Other Instruments
3.7	Validity and Binding Effect
3.8	Capitalization
3.9	Compliance with Instruments
3.10	Brokerage
3.11	Litigation
3.12	Employee Benefit Plans
3.13	Compliance with Laws; Certain Operations
3.14	Financial Statements
3.15	Absence of Undisclosed Liabilities
3.16	Assets
3.17	Tax Matters
3.18	Absence of Material Adverse Change
3.19	Absence of Certain Developments
3.20	Contracts
3.21	Proprietary Rights
3.22	Insurance
3.23	Disclosure Schedule
3.24	Extent of Offering
3.25	Dividends
3.26	Registration Rights
3.27	Illegal Payments
3.28	Related Party Transactions

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3.29	Disclosure

SECTION 4.	PURCHASER’S INVESTMENT REPRESENTATIONS

SECTION 5.	CONDITIONS PRECEDENT
5.1	Conditions Precedent to Second Debt Closing
5.2	Conditions Precedent to Equity Closing

SECTION 6.	COVENANTS
6.1	Affirmative Covenants
6.2	Reporting Requirements
6.3	Negative Covenants
6.4	Tax Treatment of Dividends
6.5	Use of Proceeds; Payments to Shareholders
6.6	Inspection Rights
6.7	AMEX Listing
6.8	Increase of Authorized Shares of Common Stock and Preferred Stock

SECTION 7.	EVENTS OF DEFAULT
7.1	Events of Default
7.2	Remedies on Default

SECTION 8.	AGENT
8.1	Appointment and Authorization
8.2	Delegation of Duties
8.3	Liability of Agent
8.4	Reliance by Agent
8.5	Notice of Default
8.6	Credit Decision
8.7	Indemnification
8.8	Agent in Individual Capacity
8.9	Successor Agent
8.10	Collateral Matters

SECTION 9.	MISCELLANEOUS
9.1	Benefit of Agreement, Assignment
9.2	Right to Conduct Activities
9.3	Notices
9.4	Choice of Law
9.5	Entire Agreement
9.6	No Implied Waivers; Cumulative Remedies; Writing Required
9.7	Reimbursement of Expenses
9.8	Survival
9.9	Waivers of the Company/Personal Jurisdiction
9.10	Herein, etc

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9.11	Severability
9.12	Headings
9.13	Counterparts

iii

EPICEDGE, INC.

NOTE AND PREFERRED STOCK PURCHASE AGREEMENT

THIS NOTE AND PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April     , 2002, among EpicEdge, Inc., a Texas corporation (“Company”), Edgewater Private Equity Fund III, L.P., a Delaware limited partnership (“Edgewater”), Fleck T.I.M.E. Fund, L.P., a Connecticut limited partnership (“TIME”), John Paul DeJoria, an individual (“DeJoria”), Patrick Loche, an individual (“Loche”) and certain other Persons (as defined herein) that may become a party hereto from time to time in accordance with Section 2.4 hereof, if any (Edgewater, TIME, DeJoria, Loche and such other Persons are sometimes referred to herein collectively as the “Purchasers” and individually as a “Purchaser”).  Each of Edgewater and TIME, in its capacity as a holder of the Convertible Debt (as defined below) shall from time to time be referred to herein as an “Investor” and collectively as the “Investors”.  Each of Loche, DeJoria, Edgewater, TIME and certain other Persons (as defined herein) that may become a party hereto from time to time in accordance with Section 2.4 hereof, if any, in his or its capacity as a lender of a portion of the Maximum Loan Amount (as defined below) shall from time to time be referred to herein as a “Lender” and collectively as the “Lenders.”  Edgewater, acting in its capacity as agent on behalf of the Lenders shall, from time to time be referred to herein as “Agent”.

WHEREAS, the Company, Edgewater and TIME are parties to that certain Convertible Bridge Loan Agreement dated as of July 21, 2000, pursuant to which the Company borrowed an aggregate principal amount of $3,750,000 from Edgewater (plus all accrued but unpaid interest thereon) and an aggregate principal amount of $1,250,000 from TIME (plus all accrued but unpaid interest thereon) (collectively the “July Debt”), of which the entire amounts are still outstanding;

WHEREAS, pursuant to that certain Convertible Note dated December 1, 2000, the Company borrowed an aggregate principal amount of $1,000,000 from TIME (plus all accrued but unpaid interest thereon) (the “December Debt”; and, together with the July Debt, the “Convertible Debt”).

WHEREAS, the Lenders are willing, pursuant to the terms and conditions of this Agreement, to provide the Company with certain loans as fully described in Section 2.2 below, which loans (the “Loans”) shall be convertible into securities of the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, to induce the Lenders to make the Loans, the Principal Shareholders (as defined herein) have agreed to the forfeiture of a certain number of shares of Common Stock owned by the Principal Shareholders, and the Investors and the Company have agreed that the Convertible Debt shall be converted into securities of the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.               Definitions.

1.1           Certain Definitions.  In addition to other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means as to any Person (a) any Person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person;  (b) any Person who is a director or officer (i) of such Person, or (ii) of any Person described in clause (a) above; or (c) any Person who is related to a Person described in clauses (a) or (b) above by blood or marriage.  For purposes of this definition, “control” shall include the ownership of 10% or more of the voting securities of such Person.

“Agent” shall have the meaning specified in the Preamble to this Agreement.

“AMEX” means the American Stock Exchange.

“Annual Meeting” means the next annual meeting of the shareholders of the Company.

“Articles” means the Articles of Incorporation of the Company, as may be amended or restated from time to time.

“Bonus Plan” means that certain Employee Bonus Plan approved by the Board of Directors of the Company on April     , 2002, a copy of which is attached hereto as Exhibit D, which Bonus Plan shall not become effective until the Equity Closing has been consummated.

“Capitalized Lease” means a lease under which the obligations of the lessee would, in accordance with GAAP consistently applied, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

“Certificates” means, collectively, the Series A Certificate and the Series B Certificate.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations of any governmental agency or authority, as from time to time in effect, promulgated thereunder.

“Common Stock” means the Company’s common stock, $.01 par value per share, which is the publicly-traded class of capital stock listed on AMEX.

“Conversion Stock” shall mean any Common Stock issuable or issued upon conversion of the Preferred Stock.

“Contingent Obligations,” as applied to any Person, shall mean, without duplication, any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to the

Indebtedness of any partnership or joint venture of which such Person is a partner or joint venture or (c) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings.  Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse, or sale with recourse by such Person of the obligation of another and (ii) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another or (z) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement.  The amount of any Contingent Obligation shall be equal to the amount of the obligation to the extent so guaranteed or otherwise supported.

“Disclosure Schedule” shall mean the Disclosure Schedule attached as Exhibit A hereto and made a part hereof.

“Employee Benefit Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA, whether or not terminated, to which the Company or any of its Affiliates (other than individual Affiliates) contributes, has an obligation to contribute or with respect to which any such Person has any actual or potential liability.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations of any governmental agency or authority, as from time to time in effect, promulgated thereunder.

“ERISA Affiliate” as applied to any Person, shall mean any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

“Events of Default” shall have the meaning specified in Section 7.1 of this Agreement.

“Financial Statements” shall have the meaning specified in Section 3.14 of this Agreement.

“Fiscal Year” shall mean the twelve (12) month period ending on December 31 of each calendar year.

“GAAP” shall mean generally accepted accounting principles, consistently applied.

“Including (or includes)” and words to the same or similar effect shall be interpreted and construed to mean including without limitation (or includes without limitation).

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business that are not more than one hundred twenty (120) days past due), (iv) any Contingent Obligations, (v) any obligations under Capitalized Leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vi) any indebtedness secured by a Lien on a Person’s assets and (vii) any unsatisfied obligation for “withdrawal liability” (as such term is defined under ERISA) to a Multiemployer Plan as such terms are defined under ERISA.

“Investor Preferred Stock” shall mean the shares of Series A Stock issued to the Investors hereunder.

“IRS” means the United States Internal Revenue Service.

“Latest Balance Sheet” shall have the meaning specified in Section 3.14 of this Agreement.

“Letter Agreement” means that certain letter agreement of even date herewith, by and among the Company, Edgewater and TIME.

“Lien” shall mean any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, other than licenses of Proprietary Rights.

“Material Adverse Effect” shall mean a material adverse effect on the financial condition, business, operating results, operations, business prospects or property of the Company.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Nour-Omid Convertible Note” shall mean that certain Convertible Note dated December 1, 2000, made by the Company in favor of Bahram Nour-Omid in the original principal amount of $500,000.

“Note” and “Notes” shall have the meaning specified in Section 2.2(b) of the Agreement.

“Original Series B Purchase Price” is equal to $0.75 per share.

“Person” shall mean any individual, corporation, partnership, company, limited liability company, joint venture, association, bank, business trust or other entity, whether or not legal entities, or any governmental entity or agency or political subdivision thereof.

“Principal Shareholders” means Carl Rose, Charles Leaver and Kelly Knake.

“Preferred Stock” shall mean collectively the Series A Stock and Series B Stock.

“Proprietary Rights” shall mean all patents, patent applications, patent disclosures, inventions (whether or not patentable and whether or not reduced to practice), and any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof; trademarks, service marks, trade dress, logos, trade names, corporate names (including the use of the current corporate name and trade names and all translations, adaptations, derivations and combinations of the foregoing) and the goodwill associated therewith; copyrights and copyright works; mask works; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information (including drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); Software (including data, data bases and documentation); all other proprietary rights; all copies and tangible embodiments of the foregoing (in whatever form or medium); and all income, royalties, damages and payments due or payable (including damages and payments for past or future infringements or misappropriation thereof), the right to sue and recover for past or future infringements or misappropriation thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world.

“Purchaser Majority” mean, collectively, the holders of at least fifty-one percent (51%) of the issued and outstanding Series A Stock (or the holders of at least fifty-one percent (51%) of the outstanding Convertible Debt if more than half of the original principal amount of the Convertible Debt has not been converted for any reason) and the holders of at least fifty-one percent (51%) of the issued and outstanding Series B Stock (or the holders of at least fifty-one percent (51%) of the outstanding Loans if more than half of the original principal amount of the Loans has not been converted for any reason).

“Purchaser Representatives” means the members of the Board of Directors of the Company designated in accordance with Sections 1.2(a)(i)(A) and (B) of the Voting Agreement.

“Registration Agreement” shall mean the Registration Rights Agreement dated as of February 18, 2000, as amended by that certain Registration Rights Agreement dated as of September 29, 2000, and as further amended by that certain Amendment to Registration Agreement of even date herewith, among the Company, Purchasers and certain other parties named therein.

“Required Lenders” shall mean the holder or holders of at least a majority of the aggregate principal amount of the Notes from time to time outstanding.

“Rose Convertible Notes” shall mean that certain (a) Convertible Note dated November 1, 2000 made by the Company in favor of Carl Rose in the original principal amount of $500,000 and (b) Convertible Note dated November 7, 2000 made by the Company in favor of Carl Rose in the original principal amount of $400,000, as each was amended on August 31, 2001 and further amended as required by Section 5.1(h) hereof.

“Securities” shall mean any debt or equity securities of the Company or Subsidiary, whether now or hereafter authorized, and any instrument convertible into or exchangeable for Securities or a Security.  The term “Security” shall mean any one of the Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any rules or regulations promulgated thereunder.

“Security Agreement” means that certain Security Agreement of even date herewith, between the Company and Agent, in form and substance acceptable to Agent, as may be amended, restated or otherwise modified from time to time.

“September Purchase Agreement” means that certain Stock Purchase Agreement dated as of September 29, 2000, by and among the Company, Edgewater and TIME.

“Series A Certificate” shall mean the statement or resolutions containing the rights, preferences and designations of the Series A Stock attached hereto as Exhibit E.

“Series A Stock” shall mean the Series A Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Series B Certificate” shall mean the statement or resolutions containing the rights, preferences and designations of the Series B Stock attached hereto as Exhibit F.

“Series B Stock” shall mean the Series B Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Shareholders’ Agreement” shall mean the Amended and Restated Shareholders’ Agreement dated as of July 21, 2000, as may be amended, restated or otherwise modified from time to time.

“Software” shall mean all software products developed or owned by the Company as of the date of Closing as described in Schedule 3.21 of the Disclosure Schedule, including all enhancements, versions, releases and updates of such products as of Closing, and any other software products of the Company in development or in which the Company has any interest as of the Closing, regardless of the product’s stage of development.

“Stock Purchase” shall mean any redemption, acquisition or other retirement of capital stock of the Company (including preferred stock, if any) or of warrants, rights or other options to purchase such stock, other than upon conversion thereof into or exchange thereof for other shares of the Company’s capital stock which is not preferred stock that is or will be redeemable at the option of the holder thereof.

“Stock Option Plan” means, collectively, (a) the Company’s 1999 Employee Stock Option Plan approved by the Board in February of 1999 and ratified by the Board on April      2002, as may be amended, restated or otherwise modified from time to time by the Board of Directors including the affirmative vote or consent of the Purchaser Representatives, and (b) the Company’s 2002 Stock Option Plan approved by the Board on April      2002, as may be amended, restated or otherwise modified from time to time by the Board of Directors including the affirmative vote or consent of the Purchaser Representatives.

“Stock Purchase Plan” means the Company’s 2000 Employee Stock Purchase Plan approved by the Board on May 25, 2000.

“Subsidiary” of any Person shall mean any other Person of which the outstanding capital stock, membership interest or other equity interest possessing a majority of the voting power in the election of directors (otherwise than as the result of a default) is owned or controlled by such corporation directly or indirectly through one or more Subsidiaries.

“Tax” or “Taxes” shall mean all federal, foreign, state, county, local or other taxes, charges, fees, levies or other assessments of any nature whatsoever, including, without limitation, any federal income, alternative minimum tax, gross receipts, excise, real or personal property, sales, value-added, withholding, social security, payroll, employment, severance, stamp, documentary, gains, environmental, retirement, unemployment, occupation, use, advalorem, service, net worth, franchise, transfer and recording taxes, imposed by any federal, state, local or foreign taxing authority, and shall include all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” shall mean all returns, reports, information statements or other documents (including, without limitation, elections, declarations, disclosures, schedules, estimates, information, and amended returns) provided to or filed or required to be provided to or filed with any taxing authority relating to Taxes.

“Trade Secrets” shall mean all licenses, processes, algorithms, formulae, designs, methods, trade secrets, inventories, proprietary or technical information, and data covering or embodied in any Software or other assets owned by the Company or used in the conduct of its business.

“Trademark and License Security Agreement” means that certain Trademark and License Security Agreement of even date herewith, between the Company and Agent, as may be amended, restated or otherwise modified from time to time.

“Transaction Documents” shall mean this Agreement, the Letter Agreement, the Registration Agreement, the Shareholder Agreement, the Voting Agreement, the Articles, the Notes, the Security Agreement, the Trademark and License Security Agreement, and the Amended Employment Agreements.

“Voting Agreement” shall mean that certain Voting Agreement of even date herewith among Carl Rose, Edgewater, TIME, DeJoria, Jenta Rose, Kelly Knake, Charles Leaver, Gerald Allen and certain other Persons that may become a party thereto from time to time in accordance with Section 2.4 hereof, if any, as may be amended or modified from time to time.

Section 2.               Purchase of Investor Preferred Stock and the Notes.

2.1           Authorization of the Preferred Stock.  The Company proposes to designate, authorize and create the following series of its preferred stock:  (a) Series A Stock, consisting of 10,000,000 shares and having the designation, powers, preferences and rights and the qualifications, limitations or restrictions thereof set forth in the Series A Certificate, which Series A Certificate shall become part of the Articles as filed with the Secretary of State of Texas or the terms thereof shall be incorporated into an amended and restated Articles, in either case, to be filed with the Secretary of State of Texas immediately following the receipt of shareholder approval in accordance with Section 6.8 hereof; and (b) Series B Stock, consisting of 10,000,000 shares and having the designations, powers, preferences and rights and the qualifications, limitations or restrictions thereof set forth in the Series B Certificate, which Series B Certificate shall become part of the Articles, in either case, to be filed with the Secretary of State of Texas or the terms thereof shall be incorporated into an amended and restated Articles as filed with the Secretary of State of Texas immediately following the receipt of shareholder approval in accordance with Section 6.8 hereof.

2.2           Purchase and Sale of each of the Investor Preferred Stock and the Notes.

(a)           At the Equity Closing (as defined below), the Company shall sell to Investors and, subject to the terms and conditions set forth herein, and relying upon the representations, warranties and covenants of the Company set forth herein, Investors shall purchase from the Company for a price of $0.75 per share (as paid by the cancellation of the Convertible Debt as described in Section 2.4(b) hereof), the number of shares of the Investor Preferred Stock set forth opposite such Investor’s name on Exhibit B attached hereto and made a part hereof.

(b)           At the Initial Debt Closing (as defined below), each of TIME, DeJoria and  Loche, made loans to the Company in the aggregate principal amount of One Million Fifty Thousand Dollars ($1,050,000) in the amounts set forth opposite each such Lender’s name on Schedule 1 attached hereto and made a part hereof (the “Initial Debt”).  At the Interim Debt Closing (as defined below), Edgewater made a loan to the Company in the aggregate principal amount set forth opposite Edgewater’s name on Schedule 1 attached hereto (the “Interim Debt”).  Subject to the terms and conditions set forth in this Agreement, (i) at the Second Debt Closing (as defined below), each of the Lenders named on Schedule 1.a attached hereto and made a part hereof shall, severally but not jointly, loan the Company the additional amounts set forth on Schedule 1.a opposite such Lender’s name, and (ii) at one or more Subsequent Closings (as defined below), any of the Lenders and/or any other Person acceptable to the Company may, at its or their sole discretion, make loans to the Company; provided, however, the loans made at the Initial Debt Closing, the Interim Debt Closing, the Second Debt Closing and all Subsequent Closings shall not exceed the aggregate amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the aggregate amount of the Loans made at the Initial Debt Closing, the Interim Debt Closing and pursuant to clauses (i) and (ii) above shall collectively be referred to as the “Maximum Loan Amount”); provided, that the transactions described in this clause (ii) shall not be deemed to be a commitment by any Lender or such other Persons to make loans to the Company (it being understood that if any Lender elects to provide any additional funds to the Company (whether at a Subsequent Closing or otherwise) such Lender and the Company shall negotiate mutually agreeable terms and conditions related thereto).  The Loans made by the Lenders, other than TIME, DeJoria, Loche and Edgewater, pursuant to clauses (i) and (ii) above will be evidenced by Convertible Secured Promissory Notes, each of which will be substantially in the form attached hereto as Exhibit C (individually, a “Second Debt Closing Note” and collectively, the “Second Debt Closing Notes”).  At the Second Debt Closing, the additional Loans made by TIME, DeJoria, Loche and Edgewater, if any, will be evidenced by and the notes representing the Initial Debt and the Interim Debt will be replaced with Substitute Secured Convertible Promissory Notes, each of which will be substantially in the form attached hereto as Exhibit C-1 (individually, a “Substitute Note” and collectively, the “Substitute Notes”; and, together with the Second Debt Closing Notes, each, individually, a “Note” and collectively, the

“Notes”).  Each Loan made by a Lender and/or any other Person acceptable to the Company shall be for the minimum principal amount of One Hundred Thousand Dollars ($100,000).  The original principal amount of each Lender’s Loan is set forth opposite such Lender’s name on Schedule 1 and/or 1.a, as may be amended from time to time to reflect any additional Lenders and the amounts of the Lenders’ or such additional Lenders’ Loan(s) pursuant to any Subsequent Closing.

2.3           Use of Purchase Price Loans.  The Purchase Price (as defined below) and the proceeds of the Loans shall be used by the Company solely for working capital requirements and for the payment of ordinary course trade payables and not to further reduce the principal portion of any Indebtedness or to make any payments to any shareholders or Affiliates of the Company, other than: (a) $300,000 to Bahram Nour-Omid in connection with the amendment to the Nour-Omid Convertible Note, which amendment shall be on terms reasonably satisfactory to the Required Lenders; (b) payment of approximately $6,400 per month of accrued and unpaid interest expense pursuant to the terms of the Rose Convertible Notes; (c) as otherwise approved by the Board of Directors including the affirmative vote or consent of the Purchaser Representatives; and (d) payment of the proceeds invested by any purchaser at one or more Subsequent Closings, which proceeds may, at Edgewater’s sole discretion, be used solely to pay $600,000 of the outstanding principal amount of the Substitute Note issued to Edgewater hereunder (“Edgewater Special Debt”), plus any accrued interest thereon, until such time as the Edgewater Special Debt, plus accrued interest thereon, has been paid in full or otherwise converted in accordance with Section 2.7 hereof, after which time, any remaining proceeds shall be used for any other purpose set forth in this Section 2.3.

2.4           The Closing.

(a)           The closing of the sale and purchase of the notes representing the Initial Debt (the “Initial Debt Closing”) occurred on June 21, 2001. The closing of the sale and purchase of the note representing the Interim Debt (the “Interim Debt Closing”) occurred on March 5, 2002.  The initial closing of the sale and purchase of the Notes, shall be held at 1:00 p.m. at the offices of Vedder, Price, Kaufman & Kammholz, 222 N. LaSalle Street, Suite 2600, Chicago, Illinois 60601 on the date hereof (the “Second Debt Closing”).  Additional sales and purchases of the Notes may occur after the date hereof; provided, that, to the extent any additional funding is made on or after the completion of the Equity Closing, such funding shall be made in exchange for the purchase of shares of Series B Stock at a price per share equal to the Original Series B Purchase Price (each a “Subsequent Closing” and, together the “Subsequent Closings”).  Any Person that is not already a party to this Agreement, the Voting Agreement or the Registration Agreement on the date hereof that purchases a Note or shares of Series B Stock upon the terms and conditions herein at a Subsequent Closing shall become a party hereto and thereto by executing a joinder agreement, in form and substance satisfactory to Agent, and shall have the rights and obligations of a Lender and/or a Purchaser hereunder, a Shareholder or Series B Holder thereunder, as the case may be.

(b)           The closing of the sale and purchase of the Investor Preferred Stock shall be held at 1:00 p.m. at the offices of Vedder, Price, Kaufman & Kammholz, 222 N. LaSalle Street, Suite 2600, Chicago, Illinois 60601, no later than the second business day following the day on which the last of the conditions set forth in Section 5.2 shall have been fulfilled (the

“Equity Closing”).  At the Equity Closing, the Company shall deliver to each Investor stock certificate(s) and other applicable instruments evidencing the Investor Preferred Stock to be purchased by each Investor, issued in the name of each applicable Investor, upon payment therefor by cancellation of the Convertible Debt in the aggregate amount of $6,000,000 plus all accrued but unpaid interest thereon (the “Purchase Price”).  The Investor Preferred Stock to be purchased hereunder shall be allocated among the Investors as set forth on Exhibit B attached hereto and made a part hereof (which Exhibit B shall be completed and delivered to the Investors on the date of the Equity Closing and shall be acceptable to the Investors in their sole discretion).  Furthermore, at the Equity Closing, each Investor agrees to return to the Company all of the original executed notes representing the Convertible Debt marked “Canceled”.  In addition, each Investor hereby consents to and agrees that all loan documents and other instruments representing the Convertible Debt shall terminate and be null and void as of the Equity Closing.

2.5           Loan Term; Interest; Repayment; Prepayment.  Each Note shall be due and payable in full on April     , 2003 (the “Repayment Date”) unless otherwise payable earlier in accordance with the terms of such Note.  In addition to any accrued but unpaid interest on the Initial Debt and Interim Debt that has been incorporated into the Substitute Notes and deemed indebtedness thereunder, interest on the unpaid principal balance of each Note (such unpaid principal balance is referred to as the “Outstanding Principal Balance”) will accrue from the date such Note was issued until the conversion of such Notes pursuant to Section 2.7 hereof or full payment of the Outstanding Balance (as defined below) at the rate of eight percent (8%) per annum, calculated on the basis of a 360 day year and actual days elapsed.  Upon the occurrence of an Event of Default (as defined herein) (after giving effect to any applicable grace periods), the interest on the Outstanding Principal Balance of each Note will accrue from the date of such default until such time as such default is cured in a manner that is reasonably acceptable to the Lenders at a rate per annum equal to three percent (3%) plus the interest rate then in effect.  The Company will repay the Outstanding Principal Balance of each Note plus all interest accrued thereon (the “Outstanding Balance”) no later than the Repayment Date.  The Outstanding Principal Balance payable to each Lender hereunder may not be prepaid prior to the Repayment Date without the consent of such Lender in its sole and absolute discretion.

2.6           Secured Obligation.  The Company shall enter into and deliver to Agent (i) the Security Agreement and (ii) the Trademark and License Security Agreement, pursuant to which the obligations of the Company under this Agreement and the Notes, excluding any obligations relating to the Investor Preferred Stock, shall be secured by a perfected security interest in all of the Company’s assets and the Company shall deliver one or more UCC-1 financing statements to perfect the security interest granted under such Security Agreement as required by Agent.

2.7           Conversion.  At the Equity Closing, the Outstanding Balance payable to each Lender shall be converted by each Lender into shares of Series B Stock at a conversion price equal to the Original Series B Purchase Price, other than the unpaid portion of the Edgewater Special Debt, plus accrued interest thereon, which amount shall, in the sole discretion of Edgewater, be either (a) repaid in accordance with the terms of the applicable Substitute Note, or (b) at any time on or after the Equity Closing, but prior to the Repayment Date, be converted into shares of Series B Stock at a conversion price equal to the Original Series B Purchase Price.

2.8           Satisfaction in Full.  The conversion of any portion of the Outstanding Balance pursuant to the terms hereof shall be deemed payment and satisfaction in full of the Company’s obligations under the applicable Notes with respect to such converted amounts; provided, however, that the representations, warranties, covenants, and agreements made herein and in the Transaction Documents shall survive any such conversion as set forth in Section 9.8 hereof; provided, however, the Security Agreement and the Trademark and License Security Agreement shall terminate upon the full payment or conversion of the entire Outstanding Balance.

Section 3.               Representations and Warranties of the Company.

The Company hereby makes the following representations and warranties to the Purchasers as of the date hereof and as of the date of the Equity Closing, which representations and warranties shall survive the execution and delivery of this Agreement as set forth in Section 9.8 hereof, the issuance of the Preferred Stock, the Conversion Stock and the Notes hereunder.

3.1           Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.  The Company has all licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is duly qualified to do business as a foreign corporation in each state or country, if any, in which failure to qualify would have a Material Adverse Effect.  The Company has provided the Purchasers with true and correct copies of its Articles and Bylaws.

3.2           Corporate Power.  Except as set forth on Schedule 3.2 of the Disclosure Schedule and subject to Section 6.8 below, the Company has the requisite corporate power and authority to execute, deliver and carry out the Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions of any of the Transaction Documents to be executed, delivered or carried out by the Company hereunder.  The Company has all requisite corporate power and authority under the laws of its jurisdiction of incorporation to own and operate its properties and to carry on its businesses as now conducted and as presently proposed to be conducted.

3.3           Subsidiaries and Investments.  Except as set forth on Schedule 3.3 of the Disclosure Schedule, the Company does not own or hold any rights to acquire any shares of stock, membership interest or any security or interest in any other Person, and the Company has never had a Subsidiary.

3.4           Authorization, Governmental Approvals.  Except as set forth on Schedule 3.4 of the Disclosure Schedule and subject to the actions described in Section 6.8 below, the execution and delivery of this Agreement, the issuance of the Preferred Stock, the issuance of the Conversion Stock, the issuance of the Notes, the execution and delivery of the other Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions hereof or thereof to be executed and delivered by the Company and the consummation by the Company of the transactions herein and therein contemplated to be consummated by the Company have each been duly authorized by all necessary corporate action on the part of the Company.  Except for filings necessary for the sale of the Investor Preferred Stock, the Notes, the Preferred Stock issuable upon the conversion of the Notes and the

Conversion Stock to qualify for certain exemptions from the registration requirements under state blue sky laws and federal securities laws and shareholder approval described in Section 6.8, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and no vote, authorization, consent or approval of shareholders of the Company, is or was necessary for (a) the valid execution and delivery of this Agreement by the Company, (b) the execution, issuance and delivery of the Preferred Stock, the issuance of the Conversion Stock and the issuance of the Notes hereunder, (c) the execution and delivery by the Company of the other Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions hereof or thereof and to be executed and delivered by the Company, or (d) the consummation by the Company of the transactions herein and therein contemplated to be consummated by the Company.

3.5           Capital Stock.  The Preferred Stock that is being purchased by Purchasers hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the applicable state and federal securities laws and pursuant to the Shareholders’ Agreement.  On or prior to the Equity Closing, the Conversion Stock being purchased under this Agreement will be duly and validly reserved for issuance, and upon issuance thereof will be duly and validly issued, fully paid, and nonassessable, and except for restrictions pursuant to the Shareholders’ Agreement, will be free of restrictions on transfer other than the restrictions on transfer under the applicable state and federal securities laws.

3.6           Conflict with Other Instruments.  Except as set forth on Schedule 3.6 of the Disclosure Schedule, neither the execution and delivery by the Company of the Transaction Documents or the other instruments, documents and agreements contemplated or required hereby or thereby, nor the consummation of the transactions herein or therein contemplated to be consummated by the Company, nor compliance by the Company with the terms, conditions and provisions hereof or thereof, shall conflict with or result in a breach of any of the terms, conditions or provisions of the Articles or the Bylaws of the Company, or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any agreement or instrument to which the Company is a party or by which it or any of its respective properties is bound or constitute a default thereunder or result in the creation or imposition of any Lien, except for those Liens being created by or granted pursuant to the Transaction Documents.  The three-year moratorium on certain business combinations as set forth in Section 13.03 of the Texas Business Corporation Act is inapplicable to the transactions contemplated herein.

3.7           Validity and Binding Effect.  Except as set forth on Schedule 3.7 of the Disclosure Schedule, the Transaction Documents which the Company is required to execute and all other instruments and agreements contemplated hereby or thereby to which the Company is a party have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, and all such obligations of the Company are enforceable in accordance with their respective terms.

3.8           Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, of which at the time of (and after giving effect to) the Second Debt Closing [18,272,583] shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock of the Company none of which are issued and outstanding.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are owned of record or beneficially by the Company’s shareholders.  Except as set forth on Schedule 3.8.a (which Schedule 3.8.a sets forth a list of the shareholders of record and holders of subscriptions, warrants, options, convertible securities and other rights to purchase or otherwise acquire equity Securities of the Company and the number of shares, options, warrants each such holder holds (after giving effect to the Second Debt Closing)), there are not outstanding any shares of stock, securities, rights or options convertible or exchangeable into or exercisable for any shares of the Company’s capital stock, stock appreciation rights or phantom stock, nor is the Company under any obligation (contingent or otherwise) to redeem or otherwise acquire any shares of its capital stock or any securities, rights or options to acquire such capital stock, stock appreciation rights or phantom stock.

(b)           After giving effect to the Equity Closing, except as set forth set forth on Schedule 3.8.b (which Schedule 3.8.b shall be completed and attached hereto immediately prior to the Equity Closing and shall set forth a list of the shareholders of record and holders of subscriptions, warrants, options, convertible securities and other rights to purchase or otherwise acquire equity Securities of the Company and the number of shares, options, warrants each such holder holds (after giving effect to the Equity Closing)), there are not outstanding any shares of stock, securities, rights or options convertible or exchangeable into or exercisable for any shares of the Company’s capital stock, stock appreciation rights or phantom stock, nor is the Company under any obligation (contingent or otherwise) to redeem or otherwise acquire any shares of its capital stock or any securities, rights or options to acquire such capital stock, stock appreciation rights or phantom stock.

(c)           There are no statutory or contractual shareholders preemptive rights with respect to any shares of capital stock of the Company.  The Company has not violated and will not violate any applicable federal or state securities laws in connection with the offer, sale or issuance of the Preferred Stock, the Conversion Stock and the Notes and such issuances, offers, or sales do not require registration of such Securities under the Securities Act or any applicable state securities laws.  Except as set forth on Schedule 3.8.c of the Disclosure Schedule, and for the Shareholders’ Agreement, the Voting Agreement and the Registration Agreement, to the Company’s knowledge, there are no agreements between the Company’s shareholders (or any one or more of them) with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs.

3.9           Compliance with Instruments.  Except as set forth on Schedule 3.9 of the Disclosure Schedule, the Company is not in violation of any term of (a) the Articles or the Bylaws or (b) any agreement, instrument, contract or commitment to which it is a party or by which it may be bound, except for (i) such violations of agreements, instruments, contracts or commitments which individually and in the aggregate do not result in a Material Adverse Effect, and (ii) certain matters related to agreements with AMEX.

3.10         Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company.  The Company shall pay, and hold Purchasers harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim.

3.11         Litigation.  Except as set forth on Schedule 3.11 of the Disclosure Schedule, there are no actions, suits or proceedings pending or, to the Company’s knowledge, threatened against or affecting the Company or its business or assets, before any court or governmental department, agency or instrumentality, domestic or foreign.  The foregoing includes, without limitation, any action, suit, proceeding, or investigation pending or currently threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by the Company with potential backers of, or investors in, the Company or its proposed business.  The Company is not a party to or, to the best of its knowledge, named in or subject to any order, writ, injunction, or decree of any court, governmental agency, or instrumentality.  There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate, except as set forth on Schedule 3.11 of the Disclosure Schedules.

3.12         Employee Benefit Plans.  Schedule 3.12 of the Disclosure Schedule contains a list of all Employee Benefit Plans maintained by Company and/or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or is or was obligated to contribute.  Each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is a standardized prototype plan that meets the requirements for qualification under Section 401(a) of the Code, except to the extent that such requirements may be satisfied by adopting any necessary amendments issued by the prototype plan sponsor prior to the current expiration of the remedial amendment period under Section 401(b) of the Code.

(a)           As applicable with respect to each Employee Benefit Plan, the Company has delivered to the Purchasers or made available, true and complete copies of (1) each Employee Benefit Plan, including all amendments thereto, (2) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (3) the current summary plan description and each summary of material modifications thereto, (4) the most recent annual report (Form 5500 and all schedules thereto) filed with the Internal Revenue Service (“IRS”), the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, and (5) all records, notices and filings concerning IRS or Department of Labor audits or investigations.

(b)           Except as set forth on Schedule 3.12 the Disclosure Schedule:

(1)           all accrued contributions and other payments to be made by the Company or any ERISA Affiliate to any Employee Benefit Plan through the date of the Latest Balance Sheet have been made or reserves adequate therefor have been set aside and reflected on the Latest Balance Sheet;

(2)           neither the Company nor any ERISA Affiliate has any liability on account of any failure to make contributions to any Employee Benefit Plan.  The Employee Benefit Plans have in all material respects been maintained and administered in accordance with the documents governing them and the laws and regulations applicable to them (including, without limitation, rules and regulations of the Department of Labor and the IRS under ERISA and the Code);

(3)           there are no outstanding liabilities of any Employee Benefit Plan other than liabilities for benefits to be paid to participants and beneficiaries in the ordinary course of business;

(4)           there is no pending litigation or, to the best knowledge of the Company, any overtly threatened litigation or pending claim, that involves any of the Employee Benefit Plans.  No prohibited transaction has occurred with respect to any Employee Benefit Plan;

(5)           none of the Employee Benefit Plans is or ever has been subject to Title IV of ERISA or Section 412 of the Code.  Neither the Company nor any ERISA Affiliate is or ever has been required to contribute to an Employee Benefit Plan that is a Multiemployer Plan;

(6)           except to the extent required by ERISA, none of the Employee Benefit Plans provides for (or has ever provided for) medical or health care or other welfare benefits for any former employee, officer, member, manager or director of the Company or any ERISA Affiliate (or any of their beneficiaries); and

(7)           the transactions contemplated by this Agreement will not entitle any employee to any severance benefit under the terms of any Employee Benefit Plan or any personnel or employment policy of the Company or any ERISA Affiliate.  None of the Employee Benefit Plans contains any change in control or other provisions which would cause an increase or acceleration of benefits or benefit entitlements to participants or their beneficiaries, or an increase in liability of the Company as a result of the transactions contemplated by this Agreement or any related action thereafter.

3.13         Compliance with Laws; Certain Operations.  Except as set forth in Schedule 3.13 of the Disclosure Schedule, the Company and its officers, directors, agents and employees have substantially complied with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business, operations, properties, financial condition, operating results or business prospects of the Company in any material respect or to which the Company may otherwise be subject, and no claims have been filed against the Company alleging a violation of, or liability or responsibility under, any such law or regulation which have not been heretofore settled.  In particular, but without limiting the generality of the foregoing, the Company has obtained and substantially complied with all health and safety and other governmental permits necessary for its operation, and the Company has not violated or received a notice or charge asserting any violation of, or liability or responsibility under, any environmental law or the Immigration Reform and Control Act of 1986, or any other local, state or federal acts (including rules and regulations thereunder) regulating, otherwise affecting or relating to the employment of aliens, employee or public hpealth and safety or employment discrimination.

3.14         Financial Statements.  The Company has delivered to Purchasers (a) the audited balance sheet and related statements of income and cash flows for the year ended December 31, 2000, (b) the unaudited balance sheet and related statements of income and cash flows for the year ended December 31, 2001, and (c) the unaudited balance sheet of the Company as of January 31, 2002 or the most recent date through which it has been completed (the “Latest Balance Sheet”), and the related statements of income and cash flows for the month ended January 31, 2002 or the most recent date through which it has been completed (collectively, the “Financial Statements”).  Each of the foregoing Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), fairly presents the financial condition of the Company as at their respective dates and the results of operations and cash flow for the periods covered thereby, and has been prepared in accordance with GAAP, subject to the lack of footnote disclosure and year end adjustments.

3.15         Absence of Undisclosed Liabilities.  The Company does not have any obligations or liability (whether accrued, known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into on or prior to the date hereof, or any action or inaction on or prior to the date hereof, or any state of facts existing on or prior to the date hereof other than (a) liabilities or obligations set forth on the Latest Balance Sheet (including any notes thereto), (b) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (c) as set forth on Schedule 3.15 of the Disclosure Schedule.

3.16         Assets.  Except as set forth on Schedule 3.16 of the Disclosure Schedule, the Company has good and indefeasible title to, or has a valid leasehold interest in, or has a valid license to use, the tangible properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired thereafter (except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet), free and clear of all Liens, except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Liens for current property Taxes not yet due and payable.  The Company’s tangible assets are in good operating condition, ordinary wear and tear excepted, and are fit for use in the ordinary course of business.  The Company owns, or has a valid leasehold interest in, or has a valid license to use, all tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

3.17         Tax Matters.  Except as set forth on Schedule 3.17 of the Disclosure Schedule, the Company has filed or properly extended all Tax Returns required to be filed by it and all such Tax Returns are true and accurate in all material respects.  Except as set forth on Schedule 3.17 of the Disclosure Schedule, the Company has paid all sales, use, income, payroll, excise and other Taxes owed by it and withheld and paid over all Taxes which it is obligated to withhold from amounts owing to any employee, creditor, customer or third party; the Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and there are no pending federal or state Tax audits being conducted with respect to the Company and there are no material unresolved questions or claims concerning the Company’s Tax liability.  The Company has never had any Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge.  Except as set forth on Schedule 3.17, to the best knowledge of the Company, none of the Company’s Tax Returns and none of its state income or franchise Tax Returns or sales or use Tax Returns has ever been audited by governmental authorities.  Since the date of the Financial Statements, the Company has made adequate provisions on its books to account for all Taxes, assessments, and governmental charges with respect to its business, properties, and operations for such period.  The Company has withheld or collected from each payment to each of its employees, the amount of all Taxes, including, but not limited to, federal income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries.

3.18         Absence of Material Adverse Change.  Since the date of the Latest Balance Sheet, there has been no material adverse change in the business, operations, properties, financial condition, operating results or business prospects of the Company.

3.19         Absence of Certain Developments.  Except as set forth on Schedule 3.19 of the Disclosure Schedule, since the date of the Latest Balance Sheet, the Company has not:

(a)           borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

(b)           discharged or satisfied any Lien or paid any liabilities, other than current liabilities paid in the ordinary course of business;

(c)           declared or made any payment or distribution of cash or other property to its shareholders with respect to its capital stock, or purchased or redeemed any shares of its capital stock;

(d)           mortgaged, pledged or subjected to any Lien any of its material assets, except Liens for current property Taxes not yet due and payable;

(e)           sold, assigned or transferred any of its assets, except in the ordinary course of business, or canceled without fair consideration any debts or claims owing to or held by it;

(f)            sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits or any portion thereof, or any Proprietary Rights or other intangible assets, or (except as necessary to conduct its ongoing operations) disclosed any proprietary confidential information to any Person;

(g)           made or granted any bonus or any wage or salary increase to any employee (except in the ordinary course of business consistent with past practices), former employee or retiree or group of employees, former employees or retirees or made or granted any increase in any Employee Benefit Plan or arrangement, or amended or terminated any existing Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement;

(h)           made any capital expenditures or commitments therefor that aggregate in excess of $5,000;

(i)            made any loans or advances to any Persons (other than de minimis employee loans or advances not exceeding $5,000 in the aggregate to any employee) or become subject to any Contingent Obligations;

(j)            suffered any material extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

(k)           entered into any other material transaction including any employment agreement;

(l)            received notice that there has been a loss of, or material order cancellation by, any customer of the Company;

(m)          agreed to any change to a material contract arrangement by which the Company or its assets is bound or subject;

(n)           suffered any damage, destruction or loss, whether or not covered by insurance that has had a Material Adverse Effect;

(o)           suffered any other event or condition of any character that has had a Material Adverse Effect or, to the best knowledge of the Company, might have a Material Adverse Effect; or

(p)           changed its accounting principles or practices or the method of recording transactions involving accounts receivable and inventory.

3.20         Contracts.  Except as set forth on Schedule 3.20 of the Disclosure Schedule, (a) the Company has in all material respects performed all the obligations required to be performed by it and is not in receipt of any written claim of default under any lease, contract, commitment or other agreement material to the Company to which it is a party; (b) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any lease, contract, instrument or other agreement material to the Company to which it is a party; (c) no contract or commitment material to the Company has been breached in any material respect or canceled by the other party since the date of the Latest Balance Sheet; (d) the Company is not a party to any contract which has had or may have a Material Adverse Effect; (e) since the date of the Latest Balance Sheet, no material customer or supplier has notified the Company that it will stop or decrease in any material respect the rate of business done with the Company; and (f) all material contracts of the Company have been provided to the Purchasers.  The Bonus Plan to be delivered to the Purchasers at the Second Debt Closing pursuant to Section 5.1 herein shall be a true and correct copy and represent the only bonus rights that the employees of the Company are entitled to upon a Liquidity Event (as defined in the Articles).

3.21         Proprietary Rights.

(a)           Schedule 3.21 of the Disclosure Schedule hereto contains a complete and accurate list as of the date hereof of all patented and registered Proprietary Rights owned by the Company (including, but not limited to, Software, and all pending patent applications and applications for the registration of other Proprietary Rights owned or filed by the Company).  Schedule 3.21 of the Disclosure Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company to any third party with respect to the Proprietary Rights and material licenses and other rights granted by any third party to the Company.  Except as set forth on Schedule 3.21 of the Disclosure Schedule, (i) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all of the Proprietary Rights necessary for the operation of the business of the Company as currently conducted or as currently proposed to be conducted; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights has been made, is currently outstanding or, to the best of the Company’s knowledge, is threatened, and to the best of the Company’s knowledge, there are no grounds for any such claim; (iii) the loss or expiration of any Proprietary Right or related group of Proprietary Rights is not threatened, pending or reasonably foreseeable; (iv) the Company has not received any notices of, nor is it aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Proprietary Rights, nor has the Company received any claims of infringement or misappropriation of or other conflict with any intellectual property rights of any third party; (v) to its knowledge after diligent inquiry, the Company has not infringed, misappropriated or otherwise conflicted with any intellectual property rights of any third parties, nor is it aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company as currently conducted or as currently proposed to be conducted; and (vi) the Company has made all necessary filings and recordations and has paid all required fees and Taxes to record and maintain its ownership of the patented or registered Proprietary Rights in the United States Patent and Trademark Office and the United States Copyright Office.

(b)           Except as set forth on Schedule 3.21 of the Disclosure Schedule, (i) the Company has good, sole and marketable title to all copyrights in and to the Software free and clear of any Liens, and such copyrights are not being challenged in any way; and (ii) no person or entity has any right of renewal, reversion, or termination with respect to any copyrights owned by the Company or any rights under any such copyrights.

(c)           All of the Trade Secrets are embodied in the Software or other assets owned by the Company (other than general business knowledge not typically reduced to a written form), and there is no other tangible expression of the Trade Secrets by the Company. The Company has taken all reasonable security measures to protect the secrecy, confidentiality, and the value of the Trade Secrets, and any other persons who have knowledge of or access to information relating to the Trade Secrets have been put on notice and, if appropriate, have entered into agreements that the Trade Secrets are proprietary to the Company and are not to be divulged or misused.  All of the Trade Secrets are presently valid and protectable, are not part of the public domain, and, to the knowledge of the Company, have not been used, divulged, or appropriated for the benefit of any Persons other than the Company or to the detriment of the Company.

(d)           All authors of the Software or any other Person or entity who participated in the development of the Software or any portion thereof or performed any work related to the Software are collectively referred to as the “Software Authors”.  Each Software Author (with the exception of independent contractors) made his contribution to the Software within the scope of employment with the Company, as a “work made for hire,” and was directed or engaged by the Company (as the case may be) to work on the Software.  The Software Authors who are independent contractors have assigned all of their respective right, title and interest in and to the Software to the Company.  Except as set forth on Schedule 3.21 of the Disclosure Schedule, the Software and every portion thereof are an original creation of the Software Authors and do not contain any source code or portions of source code (including any “canned program”) created by any parties other than the Software Authors.  To the knowledge of the Company, the Company has not, by any of its acts or omissions, or by acts or omissions of its Affiliates, directors, officers, employees, agents, or representatives caused any of its Proprietary Rights, including Software, copyrights, trademarks, and Trade Secrets to be transferred, materially distributed, or adversely affected to any material extent.

(e)           The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as proposed, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated.  The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company.

3.22         Insurance.  The insurance coverage of the Company is customary for corporations of similar size engaged in similar lines of business and is proper to cover the Company’s properties, assets and business.  Each insurance policy maintained by the Company with respect to its properties, assets and businesses is in full force and effect as of the date hereof and shall remain in full force and effect following the date hereof.  The Company is not in default with respect to its obligations under any insurance policy maintained by it.

3.23         Disclosure Schedule.  Any references to “Schedule” herein or a Disclosure Schedule shall be deemed to refer to a part of the Disclosure Schedule which (a) has been certified as true and correct by the Company, (b) has been delivered to Purchasers in connection with the execution of this Agreement and (c) describes in reasonable detail all exceptions to the representations and warranties of the Company.

3.24         Extent of Offering.  Neither the Company nor any agent acting on its behalf has sold or offered to sell any or all of the Preferred Stock, the Conversion Stock, the Notes or any similar securities so as to bring the issuance or sale of the Preferred Stock, the Conversion Stock or the Notes pursuant to this Agreement and the Transaction Documents within the provisions of Section 5 of the Securities Act, and neither the Company nor any agent acting on its behalf will offer or sell the Preferred Stock, the Conversion Stock, the Notes or any similar securities so as to bring the issuance or sale of the Preferred Stock, the Conversion Stock or the Notes pursuant to this Agreement and the Transaction Documents within such provisions.

3.25         Dividends.  The Company has taken no action which would require or permit it to treat the Common Stock or Preferred Stock as other than equity or dividends on its books or federal, state or local income Tax Returns.

3.26         Registration Rights.  Except for rights existing pursuant to the Registration Agreement contemplated hereby and except as set forth on Schedule 3.26 of the Disclosure Schedule, no holder of any Security will have any right to require the registration thereof (or of Securities receivable upon the exercise or conversion thereof) under the Securities Act or the right to include such Security (or any Security receivable upon the exercise or conversion thereof) in a registration statement filed by the Company under the Securities Act.

3.27         Illegal Payments.  The Company has never made any illegal payment of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to the United States or any foreign national, state or local government officials, employees or agents.

3.28         Related Party Transactions.  Except as set forth on Schedule 3.28 of the Disclosure Schedule:

(a)           No employee, officer or director of the Company, no Affiliate of any employee, officer or director of the Company, and no member of the immediate family of any employee, officer or director of the Company is indebted to the Company;

(b)           The Company is not indebted, and is not committed to make loans or extend or guarantee credit, to any employee, officer or director of the Company, or any Affiliate of any employee, officer or director of the Company, or any member of the immediate family of any employee, officer or director of the Company; and

(c)           No Affiliate of the Company, officer or director and no member of the immediate family of any Affiliate of the Company, officer or director is interested, directly or indirectly, in any agreement, contract, commitment or transaction with the Company, except for any employment agreement entered into in the ordinary course of business.  To the best of the Company’s knowledge, no employee and no member of the immediate family of any employee is interested, directly or indirectly, in any material contract with the Company, except for any employment agreement entered into in the ordinary course of business.

3.29         Disclosure.  Neither this Agreement, nor the Disclosure Schedule, nor any of the other Transaction Documents furnished to the Purchasers by the Company at the time of the execution and delivery of this Agreement and the Equity Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.  There is no fact known to the Company (other than general conditions which are a matter of public knowledge) which has had or is reasonably likely to have a Material Adverse Effect which has not been set forth in this Agreement or in the other agreements, documents, certificates and statements furnished in writing to the Purchasers prior to or on the date hereof in connection with the transactions contemplated hereby.

Section 4.               Purchaser’s Investment Representations.  Each Purchaser hereby, severally and not jointly, represents and warrants to the Company that:

(a)           Purchaser is acquiring shares of Preferred Stock, Conversion Stock and/or the Notes purchased hereunder or acquired pursuant hereto for his or its own account with the present intention of holding such securities for purposes of investment, and that he or it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent Purchasers and subsequent holders of such shares of Preferred Stock, Conversion Stock and Notes from transferring such securities in compliance with federal and state securities laws.  Each certificate or instrument representing Preferred Stock and the Conversion Stock shall be imprinted with the legend stating that such Securities are not registered securities under the Securities Act and that the transfer of such Securities is therefore restricted;

(b)           Such Purchaser has been furnished any and all material relating to the Company and the shares of Preferred Stock, the Conversion Stock and the Notes which he or it has requested and has been afforded the opportunity to obtain any additional information necessary to evaluate such Purchaser’s participation in the transactions contemplated by this Agreement;

(c)           Such Purchaser, either alone or with his or its financial advisor(s), has the necessary knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of such Purchaser’s participation in the transactions contemplated by this Agreement; and

(d)           Such Purchaser qualifies as an “accredited Purchaser” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

Section 5.               Conditions Precedent.

5.1           Conditions Precedent to Second Debt Closing.  The obligation of the Lenders to make the Loans is subject to the conditions set forth below:

(a)           The representations and warranties contained in this Agreement shall be true and correct as of the Second Debt Closing, and the Company shall have performed all obligations that are to be performed hereunder and under the Transaction Documents on or before the Second Debt Closing.

(b)           The Principal Shareholders shall have in the aggregate returned to treasury of the Company at least 10,317,311 shares of Common Stock pursuant to an agreement acceptable to the Purchasers (which agreement shall provide that Carl Rose’s equity ownership shall not at any time exceed 10% of the equity of the Company on a fully diluted basis).

(c)           Jeff Sexton shall have forfeited or returned for cancellation of all of the stock options that he held immediately prior to Initial Debt Closing which such stock options represented the right to purchase 450,000 shares of Common Stock pursuant to an agreement acceptable to the Purchasers.

(d)           Carl Rose shall have unconditionally waived all rights, title and interest, including, without limitation, any security interest, that he may have prior to the Second Debt Closing in the assets of the Company.

(e)           MRA Systems, Inc., a Colorado corporation d/b/a GE Access (“GE Access”), shall have entered into a Subordination Agreement with the Lenders, on terms satisfactory to the Agent.

(f)            Carl Rose shall have forfeited for cancellation of all of the warrants and shares of Common Stock which have been issued upon exercise of such warrants that he held immediately prior to Second Debt Closing.

(g)           Rose shall have canceled that certain Convertible Note dated November 17, 2000 in the principal amount of $100,000 and all indebtedness represented thereby.

(h)           The Rose Convertible Notes shall have been amended upon terms reasonably satisfactory to the Lenders.

(i)            TIME shall have forfeited for cancellation of all of the warrants and shares of Common Stock which have been issued upon exercise of such warrants that he held immediately prior to Second Debt Closing.

(j)            The Company shall have in place directors’ and officers’ liability insurance acceptable to the Lenders and corporate indemnification to the fullest extent permitted by law.

(k)           The Company shall have entered into amended employment agreements or employment agreements with each of the employees listed on Schedule 2 attached hereto on terms reasonably acceptable to the Lenders and the Company’s Board of Directors (the “Amended Employment Agreements”).

(l)            There shall have been delivered evidence (satisfactory to the Lenders) of termination of that certain Shareholders’ Agreement dated September 29, 2000, by and among the Company and certain shareholders named therein.

(m)          There shall have been delivered evidence (satisfactory to the Lenders) of (i) termination of that certain Memorandum of Terms dated as of June 21, 2001, as amended, by and among the Company, TIME, DeJoria and Loche, and (ii) the release of any security interest granted by the Company to TIME, DeJoria and Loche pursuant to such Memorandum of Terms.

(n)           There shall be delivered to the Lenders at the Second Debt Closing:

(i)            A legal opinion of Gray Cary Ware & Freidenrich, L.L.P. (“Gray Cary”), counsel to the Company, with respect to, among other things, the due authorization and enforceability of the Transaction Documents and the validity of the security interest granted pursuant to the terms of the Security Agreement and the perfection thereof, in form and substance satisfactory to the Lenders and their counsel;

(ii)           Duly completed and executed copies of the Transaction Documents executed by all applicable parties;

(iii)          Certified copies of all documents and resolutions evidencing (A) the approval by the requisite number of disinterested members of the Company’s Board of Directors approving the actions to be taken by the Company with respect to the Transaction Documents, the Bonus Plan and the issuance of Preferred Stock, the Conversion Stock and the Notes, (B) the approval by the requisite number of disinterested members of the Company’s Board of Directors of an amendment or amendment and restatement of the Articles providing for (1) the increase of the number of shares of Common Stock authorized for issuance from 50,000,000 to 100,000,000, (2) the authorization of 10,000,000 shares of Series A Stock and 10,000,000 shares of Series B Stock, and (3) the Certificates forming a part of the Articles or the terms thereof being otherwise incorporated therein, (C) the approval by the Company’s Board of Directors of setting the number of directors at eight (8), and (D) the submission of the actions described in clause (B) above and such other actions requiring shareholder approval in connection with the transactions contemplated herein to the shareholders for their approval;

(iv)          Certified correct and complete copies of (A) the Articles from the Secretary of State of Texas, and (B) the Bylaws, from the Secretary of the Company in each case and to the extent applicable, as validly amended to reflect the adoption of any amendments required to effectuate the terms of this Agreement or the Voting Agreement;

(v)           Good standing certificates for the jurisdiction of incorporation of the Company and for each jurisdiction in which the Company is qualified to do business;

(vi)          UCC-1 financing statements filed in such jurisdictions as Agent and the Lenders shall deem necessary to perfect Agent’s security interests in the property of the Company;

(vii)         The Bonus Plan on terms reasonably acceptable to the Lenders and the Board of Directors of the Company;

(viii)        The Company’s 2002 Stock Option Plan on terms reasonably acceptable to the Lenders and the Board of Directors of the Company;

(ix)           Certificate of Insurance for the Company’s directors’ and officers’ liability insurance;

(x)            A certificate of an executive officer of the Company certifying the Company’s receipt of the original executed stock certificates, options agreements, notes, warrants, security agreements, UCC-1 financing statements (or to the extent such financing statements have been filed with the appropriate jurisdictions, the corresponding UCC-3 termination statements) or such other documents or instruments which are being converted, forfeited or replaced pursuant to the terms of Sections 2.2(b), 5.1(b), 5.1(c), 5.1(d), 5.1(f), 5.1(g) and 5.1(i) and marked “Canceled” (other than any UCC-3 termination statements), and containing a copy thereof.

(xi)           Such other instruments, documents and certificates as the Lenders may reasonably require.

(o)           There shall be delivered to Edgewater and TIME at the Second Debt Closing:

(i)            Certified copies of all documents and resolutions evidencing corporate action taken by the Company with respect to the Transaction Documents (as defined in the September Purchase Agreement) and the issuance of Investor Common Stock (as defined in the September Purchase Agreement) to Edgewater and TIME, in form and substance satisfactory to Edgewater and TIME and their counsel;

(ii)           Stock certificates in the name of each Edgewater and TIME evidencing the shares of Investor Common Stock purchased under the September Purchase Agreement; and

(iii)          Such other instruments, documents and certificates as Edgewater and TIME may reasonably require.

5.2           Conditions Precedent to Equity Closing.  The obligation of the Investors to purchase or convert into the Preferred Stock in accordance with Section 2.2(a) at the Equity Closing and the obligation of the Lenders to convert their Loans in accordance with Section 2.7 at the Equity Closing are subject to the conditions set forth below:

(a)           The representations and warranties contained in this Agreement shall be true and correct as of the Equity Closing, and the Company shall have performed all obligations that are to be performed hereunder and under the Transaction Documents on or before the Equity Closing;

(b)           The loan agreements, notes and other documents or instruments that represent the Convertible Debt and the Loans including, without limitation, the original executed Notes, notes representing the Convertible Debt, security agreements, UCC-1 financing statements, and all rights granted thereunder shall be terminated and deemed null and void immediately upon the conversion of the amounts underlying such instruments at the Equity Closing; provided, however, that if and to the extent that the Edgewater Special Debt, plus accrued interest thereon, has not been paid in full on or prior to the date of the Equity Closing or has not otherwise been converted into shares of Series B Stock in accordance with Section 2.7 above, the Substitute Note issued to Edgewater shall remain in full force and effect and all agreements, documents and instruments securing such debt (and perfecting such security interest) shall remain in full force and effect.

(c)           There shall be delivered to the Purchasers at the Equity Closing:

(i)            A legal opinion of Gray Cary, counsel to the Company, with respect to, among other things, the valid authorization of the Preferred Stock in accordance with the terms set forth in the Certificates and the valid issuance of the Preferred Stock at the Equity Closing, in form and substance satisfactory to the Purchasers and their counsel;

(ii)           Certified copies of all documents and resolutions evidencing approval by the Company’s shareholders of (A) the issuance of Preferred Stock and the Conversion Stock, (B) an amendment or amendment and restatement of the Articles providing for (1) the increase of the number of shares of Common Stock authorized for issuance from 50,000,000 to 100,000,000, (2) the authorization of 10,000,000 shares of Series A Stock and 10,000,000 shares of Series B Stock, and (3) the rights, preferences and privileges of the Series A Stock and Series B Stock as set forth in the Certificates, and (C) any other matters related to the transactions contemplated hereby for which AMEX requires shareholder approval;

(iii)          Certified correct and complete copies of (A) the Articles (as validly amended or amended and restated to (1) reflect the adoption of Certificates or the terms thereof in form and substance acceptable to the Purchasers, (2) reflect the increase of the number of shares of Common Stock authorized for issuance from 50,000,000 to 100,000,000, and (3) reflect the authorization of 10,000,000 shares of Series A Stock and 10,000,000 of Series B Stock, from the Secretary of State of Texas, and (B) the Bylaws, from the Secretary of the Company in each case, and to the extent applicable, as validly amended to reflect the adoption of any amendments required to effectuate the terms of this Agreement or the Voting Agreement;

(iv)          Good standing certificates for the jurisdiction of incorporation of the Company and for each jurisdiction in which the Company is qualified to do business;

(v)           The documents or instruments which are being terminated pursuant to the terms of Sections 5.2(b) marked “Canceled” (other than any UCC-3 termination statements).

(vi)          Stock certificates in the name of each Purchaser evidencing the shares of Preferred Stock purchased hereunder.

(vii)         A certificate executed by an executive officer of the Company to the effect that each of the conditions specified above in Sections 5.2(a)-(c) are satisfied in all respects.

(viii)        Such other instruments, documents and certificates as the Purchasers may reasonably require.

Section 6.               Covenants.

6.1           Affirmative Covenants.  The Company covenants that so long as (i) any shares of Preferred Stock issued hereunder are outstanding, (ii) the Purchasers or their Affiliates own of record or beneficially at least 500,000 shares of Conversion Stock, or (iii) the Lenders hold any portion of the outstanding principal amount of the Notes, the Company shall:

(a)           Preservation of Corporate Existence, etc.  Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to qualify would have a Material Adverse Effect.

(b)           Payment of Taxes.  Pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien upon any properties of the Company; provided that the Company shall not be required to pay any such Tax, assessment, charge, levy or claim which it is contesting in good faith and by proper proceedings and for which such reserves or other provisions as may be required by GAAP shall have been made and recorded.

(c)           Maintenance of Insurance.  Maintain (i) insurance on its properties and businesses with reputable insurance companies in such amounts, of such types and covering such casualties, risks and contingencies as is ordinarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates, and (ii) directors’ and officers’ liability insurance in the amount of $10,000,000, each payable by the Company.

(d)           Maintenance of Properties and Assets.  Maintain and preserve all of its properties which are necessary for the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and all of its other assets (including Proprietary Rights) in accordance with past custom and practice.

(e)           Keeping of Records and Books of Account.  Keep adequate records and books of account, in which complete entries shall be made in accordance with GAAP, reflecting all financial transactions of the Company.

(f)            Visitation Rights.  At any time and from time to time during normal business hours and with prior notice, permit any Purchaser or any agent or representative of such Purchaser to examine and make copies of and abstracts from the records and books of account of, and to visit the properties of the Company and to discuss the affairs, finances and accounts of the Company with any of the Company’s officers or directors and the Company’s independent accountants (and the delivery of an executed copy of this Agreement to such accountants shall constitute the Company’s consent to such discussions); provided, however, that if an Event of Default occurs, no Purchaser or any agent or representative of such Purchaser will be required to give notice and the Purchasers may exercise their rights under this Section 6.1(f) at any time.

(g)           Compliance with Laws.  Substantially comply with the applicable requirements of all laws, rules, regulations and orders of any governmental authority (including, without limitation, ERISA and the Code and the rules, regulations and orders promulgated thereunder), the violation of which would have a Material Adverse Effect.

(h)           Related Documents.  Keep, observe and comply with all of its covenants and obligations which are set forth in the Transaction Documents or other agreement or instrument delivered in connection therewith so long as such covenants and obligations are in force and effect.

(i)            Board of Directors.  Take all necessary and desirable actions within its control in order to cause and to continue to cause compliance with the provisions of Section 1.2(a) of the Voting Agreement with respect to the Board of Directors of the Company.

(j)            Payment of Indebtedness, Etc.  The Company shall and shall cause each Subsidiary to faithfully observe, perform and discharge in all material respects all the material covenants, conditions and obligations including, without limitation, payment obligations which are imposed on it by any and all material indentures, agreements, or other instruments securing or evidencing Indebtedness or pursuant to which Indebtedness is issued or shall cure any non-performance or default prior to the date the creditor accelerates the payment of the Indebtedness or commences proceedings to collect the Indebtedness, and not permit the occurrence or continuance of any act or omission which is or under the provisions thereof may be declared to be a material default thereunder (after the expiration of all applicable cure periods), unless such default (other than a default in payment of principal or interest) or the right to declare a default on account of such act or omission is waived pursuant to the provisions thereof; provided, however, that neither the Company nor any Subsidiary shall be required to make any payment or to take any other action by reason of this Section 6.1(j) at any time while it shall be currently contesting in good faith by appropriate proceedings its obligations to make such payment or to take such action, if the Company shall have set aside on its books reserves (segregated or classified to the extent required by GAAP) deemed by it adequate with respect thereto.

(k)           Blue Sky.  The Company shall timely make any and all filings necessary (whether before or after the Equity Closing) in connection with the offer, issuance and sale and/or transfer of the Preferred Stock, the Conversion Stock and the Notes to be purchased pursuant to this Agreement under the securities or blue sky laws of any jurisdiction, in which such filing is required by law.

(l)            Unrelated Business Taxable Income.  The Company shall maintain its status as a C corporation and shall not wholly own any Subsidiary which would subject the Purchasers to Unrelated Business Taxable Income as defined in Section 512 of the Code.

(m)          Other Board Matters.

(i)            The Company shall reimburse each director of the Company at each meeting of the Board of Directors of the Company for his reasonable out-of-pocket expenses in attending such meeting including a reasonable mileage allowance.

(ii)           The Company agrees that it shall cause the Board of Directors of the Company to meet no less frequently than monthly.

(iii)          The Company shall at all times maintain directors and officers insurance coverage and provide for indemnification of all of the directors and officers under its Articles and By-Laws.

(iv)          The Company shall cause the Board of Directors of the Company to maintain a compensation committee authorized and elected pursuant to applicable By-Laws and resolutions, which shall consist of three (3) members of the Board of Directors of the Company as follows: (i) the July Representatives (as such term is defined in the Voting Agreement); and (ii) the current Chief Executive Officer of the Company (the “CEO”).  The compensation committee shall vote on, and approve by majority vote, the compensation of all officers and key employees, except that the CEO shall not vote on his compensation, the adoption of Company benefit plans and adoption of and grants under stock option plans or any other plan to issue securities, options or warrants of the Company, other than issuances of securities, options or warrants to officers or directors of the Company which issuances shall be approved by the Board of Directors of the Company.

(v)           Each member of the Board of Directors of the Company shall be deemed an intended third party beneficiary of the provisions contained in clauses (i) and (iii) of this Section 6.1(m).

6.2           Reporting Requirements.  The Company covenants that so long as any shares of Preferred Stock or Conversion Stock issued hereunder are outstanding or so long as the Lenders hold any portion of the outstanding principal amount of the Notes, and if the Company is no longer subject to the reporting requirements of the federal securities laws, or if the applicable report is not publicly disclosed, it shall furnish to Purchasers, unless waived in writing by the Purchaser Representatives:

(a)           Annual Budget.  At least thirty (30) days prior to the end of each Fiscal Year, an annual budget approved by the Board of Directors of the Company, prepared on a quarterly and annual basis for the Company for each succeeding Fiscal Year (displaying anticipated statements of income and cash flows and balance sheets); and within thirty (30) days after any quarterly period in which there is a material adverse deviation from the annual budget, a certificate from the Company’s President explaining the deviation and what actions the Company has taken and proposes to take with respect thereto.

(b)           Financial Statements.  Financial statements and information to Purchasers on behalf of itself and any Subsidiaries as follows:

(i)            Monthly Statements.  Within thirty (30) days after the end of each month during each Fiscal Year of the Company, a copy of the unaudited financial statements of the Company, consisting of a balance sheet as of the close of such month and related statements of income and cash flows for such month and from the beginning of such Fiscal Year to the end of such month, prepared in accordance with GAAP on a consistent basis, subject to the lack of footnote disclosure and year end adjustments.

(ii)           Quarterly Statements.  Within forty-five (45) days after the end of each quarter during each Fiscal Year of the Company, a copy of the unaudited financial statements of the Company, consisting of a balance sheet as of the close of such quarter and related statements of income and cash flows for such quarter and from the beginning of such Fiscal Year to the end of such quarter, prepared in accordance with GAAP on a consistent basis, subject to the lack of footnote disclosure and year end adjustments.

(iii)          Annual Statement.  As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Company, a copy of its annual report, audited by nationally recognized independent certified public accountants and acceptable to the Purchasers, including balance sheet and related statements of income, cash flows and shareholders equity of the Company for such Fiscal Year, with comparative figures for the preceding Fiscal Year, prepared in accordance with GAAP on a consistent basis.

(c)           Notices of Litigation.  Promptly after the commencement thereof (but in no event later than five (5) days), notice of all actions, suits and proceedings with an amount in controversy of $50,000 or more before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(d)           Notices of Adverse Judgments.  Promptly after the institution thereof  (but in no event later than five (5) days), notice of all adverse judgments of $50,000 or more entered by any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, against the Company, such notice to include the exact dollar amount of any such adverse judgment as well as any other estimated adverse economic impact on the Company.

(e)           Material Adverse Changes.  Promptly after the occurrence thereof (but in no event later than five (5) days), notice of (i) all events, conditions, acts, facts and omissions (except general conditions which are a matter of public knowledge) which may reasonably be expected to have any Material Adverse Effect and (ii) any noncompliance by the Company under any material contracts to which the Company is bound.

(f)            Federal Securities Laws.  Any such information (and consents) regarding the Company in order to fulfill their respective obligations under the federal securities laws.

(g)           Other Information.  Such other information respecting the business, properties, condition or operations of the Company as the Purchasers may from time to time reasonably request.

(h)           Board Materials.  Copies of all Board of Directors materials at least forty-eight (48) hours prior to each meeting of the Board of Directors of the Company.

6.3           Negative Covenants.  The Company covenants that so long as (i) any shares of Preferred Stock issued hereunder are outstanding, (ii) the Purchasers or their Affiliates own of record or beneficially at least 500,000 shares of Conversion Stock, or (iii) the Lenders hold any portion of the outstanding principal amount of the Notes, neither it nor any Subsidiary shall, without the prior written consent of the Purchaser Representatives:

(a)           Amendments or Changes in Bylaws or Articles of Incorporation.  Except in accordance with Section 6.8 hereof, amend, modify or supplement in any material way, the Company’s Bylaws or the Articles, including without limitation, any amendments that (i) alter or change the rights, preferences or privileges of the Preferred Stock or any other class of capital stock; (ii) increase the number of authorized shares of Preferred Stock or Common Stock; or (iii) create a new class of shares of capital stock of the Company having rights, preferences, or privileges equivalent or senior to the Preferred Stock.

(b)           Issuance of Capital Stock.   Issue shares of any class of stock including, without limitation, issuances under the Stock Purchase Plan, other than the Preferred Stock or Conversion Stock to the Purchasers, issuances under the Stock Option Plan and issuances upon the exercise of any convertible securities disclosed in Schedule 3.8.a of the Disclosure Schedule.

(c)           Dividends.  Directly or indirectly make, declare or pay any dividends or other distributions on its capital stock in cash or in property to any class of stock of the Company (other than dividends payable on the Preferred Stock).

(d)           Acquisitions; Sale of Assets; Merger; Consolidation; Reorganization; Liquidation, Etc.  Acquire any interest in any business (whether by a purchase of assets, purchase of stock, merger, or otherwise); enter into an agreement providing for a plan of exchange, merger or consolidation with or into any other entity; enter into any joint venture, partnership or plan of reorganization (except for strategic alliances entered into in the ordinary course of business which do not involve (i) capital contributions, exchanges or contributions of equity or assets, or (ii) transactions violating any other provision of Section 6.3 hereof); sell, assign, lease, transfer or otherwise dispose of any substantial portion of its capital assets; recapitalize; become a member in a limited liability company or otherwise acquire an equity interest in another Person; or liquidate.

(e)           Change of Control.  Authorize or permit the sale of voting capital stock (whether by the Company or any shareholder thereof) permitting the holder thereof to control fifty-one percent (51%) of the voting rights of the Company or any Subsidiary.

(f)            Redemption of Stock.  Make or incur any liability to make any Stock Purchase (other than pursuant to (i) equity incentive agreements with employees and service providers giving the Company the right to repurchase shares of the Company’s capital stock upon termination of employment or services, (ii) the Articles and (iii) this Agreement), or other acquisition of shares of the Company’s capital stock or any payments with respect to stock appreciation rights or similar rights.

(g)           Change of Business.  Enter into the ownership, active management of operation of any business other than the ownership and operation of the business of the Company conducted as of the date hereof, or make any material change in the Company’s current business.

(h)           Directors.  Increase the number of directors of the Company.

(i)            Liabilities.  Become liable for, or make any payments with respect to, any liabilities, Indebtedness or obligations, other than (i) trade payables to non-Affiliates incurred in the ordinary course of business, and (ii) Indebtedness disclosed to the Purchasers in writing prior to the date hereof.

(j)            Capital Expenditures.  Make any capital expenditures that in the aggregate exceed One Hundred Thousand Dollars ($100,000) in any Fiscal Year.

(k)           Transactions with Affiliates.  Enter into any transaction with any of its Affiliates, except on arm-length terms and approved by the disinterested members of the Board of Directors of the Company or as otherwise provided in this Agreement.

(l)            Investments.  Make any investments of excess cash, except for (i) direct obligations of the United States of America or of any state thereof, (ii) prime commercial paper, (iii) certificates of deposit issued by any commercial bank having capital and surplus in excess of $500,000,000 and (iv) money market funds of nationally recognized institutions investing solely in obligations described in clauses (i), (ii) and (iii) above, in each case due within one year from the date of purchase.

(m)          Fiscal Year.  Change its Fiscal Year from one ending on December 31.

(n)           Bonus Plan.  Amend, modify or supplement in any material way,  the Bonus Plan, including, without limitation, any amendments that increases the value of the bonus pool.  Enter into or create any agreement other than the Bonus Plan that grants employees of the Company the right to receive bonuses upon the occurrence of a Liquidity Event (as defined in the Articles).

6.4           Tax Treatment of Dividends.  So long as any share of Preferred Stock is outstanding, the Company shall:

(a)           Treat the shares of Preferred Stock and Common Stock as capital stock and not as Indebtedness, and treat the dividends paid (or accrued) with respect to the shares of Preferred and Common Stock as distributions within the meaning of Section 301 of the Code, and not as interest;

(b)           Not take any action which could reasonably be expected by it (i) to require or permit the Company to treat the dividends paid with respect to the Preferred Stock or Common Stock as interest for any purpose, (ii) to cause the Preferred Stock or Common Stock to be treated as Indebtedness for purposes of Section 385 of the Code or any successor provision of the Code and the regulations promulgated thereunder, or (iii) to cause the dividends received deduction under Section 243 of the Code (the “Dividends Received Deduction”) to cease to be available, in whole or in part, with respect to dividends on the Preferred Stock or Common Stock;

(c)           Without limiting the generality of the foregoing Subsection (b), (i) not claim a deduction for dividends paid on the Preferred Stock or Common Stock whether as interest or otherwise, in any Tax Returns, claim for refund or other submission to the IRS, and (ii) unless required to do so by GAAP, not treat the Preferred Stock or Common Stock other than as equity capital or the dividends paid thereon other than as dividends paid on capital in any report to shareholders or any governmental body having jurisdiction over the Company or otherwise;

(d)           Not exercise any option or election that may at any time be available under the Code or otherwise to deduct all or part of any dividend paid with respect to the shares of Preferred Stock or Common Stock if so doing would increase the amount of such dividend includable for federal, state or local income Tax purposes in the income of any corporate holder of shares of Preferred Stock or Common Stock; or

(e)           At the request of any corporate holder of Preferred Stock or Common Stock, join with such holder in the submission to the IRS of a request for a ruling that dividends paid on the Preferred Stock or Common Stock will be eligible for the Dividends Received Deduction for Tax purposes.  In addition, the Company shall cooperate with and support any corporate holder in any litigation, appeal or other proceeding challenging or contesting any ruling, technical advice, finding or determination of the IRS that dividends paid on the Preferred Stock or Common Stock are to be treated as Indebtedness for purposes of the Code or are not eligible for the Dividends Received Deduction.  The cooperation and support required of the Company by the preceding sentence shall be at the expense of such corporate holder, except that the Company will pay all fees and expenses (whether incurred by it or a corporate holder) in connection with any such submission, litigation, appeal or other proceeding necessitated or caused by a breach by the Company of its covenants contained in this Section 6.4.

6.5           Use of Proceeds; Payments to Shareholders.  The Company will use the proceeds of the Loans solely for the purposes set forth in Section 2.3, and, except as set forth therein, the Company will not make any payments to any shareholders or affiliates of the Company other than payments for salary and reimbursable business expenses to shareholders of the Company who are also employees or former employees of the Company.

6.6           Inspection Rights.  Agent and any person Agent may designate shall have the right to review all books and records, reports, accounts and other financial documents of the Company and to copy the same and to make excerpts therefrom, all at such reasonable times and as often as Agent may reasonably request, upon prior notice to the Company, so long as such review and copying does not unreasonably interfere with the business of the Company.

6.7           AMEX Listing.  The Company shall cause the approval of the listing on the AMEX of the shares of Investor Common Stock (as defined in the September Purchase Agreement) issued to Edgewater and TIME pursuant to the September Purchase Agreement and the shares of Conversion Stock issuable to the Purchasers pursuant to this Agreement, unless the Company’s Common Stock has been delisted from the AMEX prior to such date.

6.8           Increase of Authorized Shares of Common Stock and Preferred Stock.  The Company shall call to order the Annual Meeting on or prior to May 31, 2002; provided, however, such date shall be extended to June 30, 2002 if the SEC or AMEX provides any comments to the preliminary proxy materials filed by the Company in connection with the Annual Meeting, for the purpose, among other things, of approving an amendment or amendment and restatement of the Articles providing for (a) an increase of the number of share of Common Stock authorized to be issued from 50,000,000 shares to 100,000,000, (b) the authorization of 10,000,000 shares of Series A Stock and 10,000,000 of Series B Stock, (c) the rights, preferences and privileges of the Series A Stock and Series B Stock as set forth in the Certificates, and (d) all other matters related to the transactions contemplated hereby for which shareholder approval is required. On the next business day after the approval of such amendment or amendment or restatement of the Articles by the shareholders, the Company shall immediately file such amendment or amendment and restatement of the Articles, which shall contain the Certificates or the terms thereof, with the Secretary of State of Texas.

6.9           Reservation of Securities.  Prior to the Equity Closing, the Company shall take all actions and shall file all documents, including, without limitation, amendments to the Articles, in necessary to reserve a sufficient quantity of shares of Preferred Stock into which the Notes and Convertible Debt are convertible and a sufficient quantity of shares of Common Stock into which such Preferred Stock is convertible.

Section 7.               Events of Default.

7.1           Events of Default.  If any of the following events (each is herein referred to as an “Event of Default”) occur:

(a)           default or breach shall occur in the performance of or compliance with any covenant contained herein, other than the covenants contained in Sections 6.7 and 6.8 above, which shall continue uncured for more than thirty (30) days after written notice of such default shall have been provided by Purchasers or any subsequent holders of the Preferred Stock, Conversion Stock or Notes; provided, however, that such thirty (30) days period shall be extended to ninety (90) days if the default or breach is curable and the Company is diligently attempting to effect such cure in the case of a default or breach of the covenants contained in Sections 6.1(c), 6.1(d), 6.1(e) and 6.1(g) above;

(b)           the failure of the Company to elect the Purchaser Representatives or the failure to properly register the Conversion Stock as provided in the Registration Agreement;

(c)           a breach or default of any of the Company’s representations, warranties, covenants and agreements under the Transaction Documents (which continues beyond the expiration of any applicable cure period), other than those referred to in clause (b) above;

(d)           if any representation or warranty to any Purchaser made in writing by the Company in this Agreement, any Transaction Document or in any agreement, certificate, report, financial statement or instrument to be delivered to any Purchaser pursuant hereto or to the Transaction Documents and which was prepared by a director, officer, employee, agent or representative of the Company and delivered to such Purchaser, shall prove to have been false or inaccurate in any material respect on the date as of which it was made;

(e)           a receiver, conservator, custodian, liquidator or trustee of the Company or any of its Subsidiaries or of all or any of the property of any of them, is appointed by court order and such order remains in effect for more than sixty (60) days; or an order for relief is entered under the federal bankruptcy laws with respect to the Company or any of its Subsidiaries; or any of the material property of any of them is sequestered by court order and such order remains in effect for more than sixty (60) days; or a petition is filed against the Company or any of its Subsidiaries under the bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within sixty (60) days after such filing;

(f)            The Company or any of its Subsidiaries files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law;

(g)           The Company or any of its Subsidiaries makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, conservator, custodian, liquidator or trustee of the Company or any of its subsidiaries, or of all or any part of the property of any of them;

(h)           final judgment for the payment of money which, individually or in the aggregate exceeds Two Hundred Fifty Thousand Dollars ($250,000) (in addition to any judgment for the payment of money of up to Two Hundred Fifty Thousand Dollars ($250,000) in connection with the current litigation between the Company and Sun Microsystems, Inc. (Cause No. 2001-18882, in the 280th Judicial District of Harris County, Texas)) shall be rendered by a court of record against the Company or any of its Subsidiaries, and the Company or such Subsidiary shall not (i) discharge the same (by insurance or otherwise) or provide for its discharge in accordance with its terms or (ii) procure a stay of execution thereof within sixty (60) days from the date of entry thereof and within said period of sixty (60) days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(i)            any default relating (i) to the making of the payment of the principal of or interest on any Indebtedness of the Company or any of its Subsidiaries for borrowed money, or (ii) to any indenture, agreement or other instrument under which any Indebtedness of the Company or any of its Subsidiaries for borrowed money is or may be issued, which, in the case of the Indebtedness described in subsections (i)(i) and/or (i)(ii) (without duplication) individually or in the aggregate exceeds One Hundred Fifty Thousand Dollars ($150,000) and which (A) results in the acceleration of the maturity of such Indebtedness of the Company or any of its Subsidiaries outstanding thereunder or (B) results in such creditor or creditors exercising any of the remedies available to it/them against the Company, or any collateral in which the creditor or creditors has/have a lien or security interest relating to such Indebtedness; and

(j)            The Company fails to pay any amounts due hereunder or under any Note when due;

(k)           All of the conditions set forth in Section 5.2 hereof have not occurred and the Equity Closing has not been completed on or prior to May 31, 2002 or June 30, 2002, if and to the extent the date set forth in Section 6.8 has been extended to June 30, 2002.

then, when any Event of Default has occurred and shall be continuing, and unless consent of the Purchaser Majority and the Agent, as applicable, at the time has been obtained waiving such Event of Default in writing, Purchasers shall have all available rights in law or in equity or as may be available pursuant to this Agreement.

7.2           Remedies on Default.

(a)           If an Event of Default shall have occurred pursuant to Section 7.1, Purchasers shall be entitled to, in addition to the rights specified in Section 7.1, proceed to protect and enforce any or all other rights, powers and remedies of such Purchasers by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any covenant contained herein or any of the other Transaction Documents and, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any right, power or remedy granted hereby or thereby or available at law, in equity, by statute or otherwise.

(b)           No right, power or remedy conferred hereby or by ownership of the Preferred Stock, the Conversion Stock or the Notes or under any of the other Transaction Documents, or now or hereafter available at law, in equity, by statute or otherwise shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise, but all rights, powers and remedies of Purchasers shall be cumulative and not alternative.

(c)           If an Event of Default shall have occurred pursuant to Section 7.1(j), Agent shall, in its sole discretion, declare all of the liabilities under the Notes, this Agreement, and the other Transaction Documents due and payable, whereupon all such liabilities shall become immediately due and payable.

Section 8.               Agent.

8.1           Appointment and Authorization.  Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Transaction Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against Agent.

8.2           Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

8.3           Liability of Agent.  None of Agent nor any of its directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Company or any other party to any Transaction Document to perform its obligations hereunder or thereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Company.

8.4           Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

8.5           Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, unless Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”.  Agent shall take such action with respect to such Event of Default as may be reasonably requested by the Required Lenders in accordance with the terms hereof; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

8.6           Credit Decision.  Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by Agent to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder.  Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of Agent.

8.7           Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all loss and expense of any kind incurred by Agent; provided, however, that no Lender shall be liable for any such payment to any Person resulting from such Person’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation,  attorney fees and travel costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Company.  The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Transaction  Documents, termination of this Agreement and the resignation or replacement of Agent.

8.8           Agent in Individual Capacity.  Agent and its affiliates may make loans to,  acquire equity interests in and generally engage in any kind of lending, trust, financial advisory, investment, underwriting or other business with the Company as though Agent were not Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Agent may receive information regarding the Company (including information that may be subject to confidentiality obligations in favor of the Company) and acknowledge that Agent shall be under no obligation to provide such information to them.  With respect to their Loans (if any),  Agent and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not

Agent, and the terms “Lender” and “Lenders” include Agent and its affiliates, to the extent applicable, in their individual capacities.

8.9           Successor Agent.  Agent may resign as Agent upon 30 days’ notice to the Lenders.  If Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

8.10         Collateral Matters.  The Lenders irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent hereunder or under any Transaction Document; or (b) to subordinate its interest in any collateral to any holder of a Lien on such collateral permitted hereunder.  Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section.

Section 9.               Miscellaneous.

9.1           Benefit of Agreement, Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and Purchasers and their respective successors and assigns, heirs, executors and personal representative, as applicable, except that the Company shall not have the right to assign any of its rights under this Agreement without the prior written consent of Purchasers.  Notwithstanding the foregoing, the rights of the Purchasers set forth herein shall inure to the benefit of the Purchasers and their transferees including, but not limited to, “Permitted Transferees” (as such term is defined in the Registration Agreement).

9.2           Right to Conduct Activities.  The Company and each of Edgewater and TIME (Edgewater and TIME shall be referred to in this Section 9.2 collectively as the “VC Investors” and individually as a “VC Investor”) hereby acknowledge that some or all of the VC Investors’ investments in numerous companies, may be competitive with the Company’s business.  No VC Investor shall be liable for any claim arising out of, or based upon, (i) the investment by any VC Investor in any Person competitive to the Company, or (ii) actions taken by any partner, officer or other representative of any VC Investor to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, and whether or not such action has a detrimental effect on the Company.

9.3           Notices.  Any and all notices or other communications required or permitted to be delivered hereunder shall be deemed properly delivered if (a) delivered personally, (b) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, to the parties as set forth below:

If to Edgewater:	If to the Company:

Edgewater Private Equity Fund III, L.P. 900 North Michigan Avenue 14th Floor Chicago, Illinois 60611 Attn: Ryan Satterfield Telecopy: (312) 649-8649	EpicEdge, Inc. 5508 Hwy. 290 West Suite 300 Austin, Texas 78735 Attn: Richard Carter, President Telecopy: (512) 261-3349

With a copy to:	With a copy to:

Michael A. Nemeroff, Esq. Vedder, Price, Kaufman & Kammholz 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601-1003 Telecopy: (312) 609-5005	Paul E. Hurdlow, Esq. Gray Cary Ware & Freidenrich, L.L.P. 1221 S. Mopac Expressway Suite 400 Austin, Texas 78746 Telecopy: (512) 454-7001

If to TIME:	If to Loche:

Fleck T.I.M.E. Fund, LP 289 Greenwich Avenue Greenwich, CT 06830 Attn: Kathryn Fleck Telecopy: (203) 422-2170	Patrick Loche c/o Ray and Associates Arne Ray 5100 Westheimer, Suite 115 Houston, Texas 77056 Telecopy: (713) 627-7110

If to DeJoria:

Mr. John Paul DeJoria P.O. Box 3454 D Las Vegas, Nevada 89133 Telecopy: (310) 248-2831

Any party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

9.4           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of Illinois, applicable to agreements made and to be performed entirely within such State.

9.5           Entire Agreement.  This Agreement and the Transaction Documents embody the entire agreement and understanding between the Company and Purchasers and the final expression thereof and supersede any and all prior agreements and understandings, written or oral, formal or informal, between the Company and Purchasers relating to the subject matter hereof and thereof.  No extensions, changes, modifications or amendments whatsoever shall be made or claimed by any party hereto, and no notices of any extension, change, modification or amendment made or claimed by a party hereto shall have any force and effect whatsoever unless the same shall be endorsed in writing and fully signed by the Company and the Purchaser Majority.

9.6           No Implied Waivers; Cumulative Remedies; Writing Required.  No delay or failure of the Purchasers in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  The rights and remedies hereunder of the Purchasers are cumulative and not exclusive of any rights or remedies which it would otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of the Purchasers of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent in such writing specifically set forth.

9.7           Reimbursement of Expenses.  The Company shall at the Second Debt Closing or upon demand by Edgewater, reimburse costs and expenses to Edgewater for past and current reasonable fees and expenses including, without limitation, legal fees in the amount of $100,000; provided, that Edgewater’s Note is in the principal amount of at least $1,000,000.  In addition, the Company shall upon demand by any Purchaser pay all of such Purchaser’s reasonable costs and expenses, including, without limitation, due diligence expenses, travel expenses and legal fees, incurred in connection with the continuing relationship of such Purchaser with the Company after the date hereof.

9.8           Survival.  All representations, warranties, covenants and agreements  of the Company contained herein or made in writing in connection herewith shall survive indefinitely the execution and delivery of this Agreement and the issuance of the Preferred Stock, the Conversion Stock and the Notes.

9.9           Waivers of the Company/Personal Jurisdiction.

(a)           EXCLUSIVE JURISDICTION.  THE PURCHASERS AND THE COMPANY  AGREE THAT ALL ACTIONS TO ENFORCE THIS AGREEMENT AND ALL DISPUTES AMONG OR BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG OR BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY A COURT LOCATED IN COOK COUNTY, ILLINOIS, AND THE COMPANY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF SUCH COURT.

(b)           WAIVERS OF THE COMPANY.  THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE COMPANY AT ITS ADDRESS SET FORTH IN SECTION 9.3 OF THIS AGREEMENT, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.  THE COMPANY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL,  ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE IN COOK COUNTY, ILLINOIS IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION TO ENFORCE THIS AGREEMENT OR BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  THE COMPANY AGREES THAT COOK COUNTY, ILLINOIS IS A REASONABLY CONVENIENT FORUM TO RESOLVE ANY DISPUTE BETWEEN THE COMPANY AND THE PURCHASERS.  THE COMPANY REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.  NOTHING IN THIS SECTION 9.9 SHALL AFFECT THE RIGHT OF THE PURCHASERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)           OTHER JURISDICTIONS.  THE COMPANY AGREES THAT THE PURCHASERS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE COMPANY IN A COURT IN ANY LOCATION TO ENABLE THE PURCHASERS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE PURCHASERS.  THE COMPANY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE PURCHASER HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SECTION 9.9.

9.10         Herein, etc.  Words such as “herein,” “hereunder,” “hereof” and the like shall be deemed to refer to this Agreement as a whole and not to any particular document or Article, Section or other portion of a document.

9.11         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

9.12         Headings.  Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.13         Counterparts.  This Agreement may be executed in any number of counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.  One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

[SIGNATURE PAGE FOLLOWS]

Note and Preferred Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the parties hereto have executed this Note and Preferred Stock Purchase Agreement on the date first written above.

EPICEDGE, INC., a Texas corporation d/b/a EpicEdge		FLECK T.I.M.E. FUND, LP, a Connecticut limited partnership

By:		By:
Its:	President	Its:	Managing Partner

EDGEWATER PRIVATE EQUITY FUND III, L.P.
John Paul DeJoria

By:	Edgewater III Management, L.P.
Its:	General Partner

By:	Gordon Management, Inc.	Arne Ray, as Trustee for Patrick Loche
Its:	General Partner

By:
Its:

EXHIBIT A

DISCLOSURE SCHEDULE

(See attached)

A-1

EXHIBIT b

Purchaser	Convertible Debt	# of Shares	Class of Shares
Edgewater			Series A Preferred Stock

TIME			Series A Preferred Stock
TOTAL:

B-1

EXHIBIT C

Form of Convertible Secured Promissory Note

(See Attached)

C-1

EXHIBIT C-1

Form of Substitute Convertible Promissory Note

(See Attached)

C-1

EXHIBIT D

Bonus Plan

(See Attached)

D-1

EXHIBIT E

SERIES A CERTIFICATE

(See Attached)

E-1

EXHIBIT F

SERIES B CERTIFICATE

(See Attached)

F-1

SCHEDULE 1

Lender	Initial Debt Principal Amount
TIME	$400,000
DeJoria	$400,000
Loche	$250,000
TOTAL	$1,050,000

Interim Debt Principal Amount
Edgewater	$860,000

S-1

SCHEDULE 1.a

Lender	Principal Amount
Edgewater	$740,000.00

TOTAL	$740,000.00

S-1.a

SCHEDULE 2

Employees

David Hardacker

Patricia Bell

Peter Covert

Sam Dipaola

Robert Brian Cohan

Jean Albert

Peter Davis

Mark Slosberg

Richard Carter

S-2